UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):
October 19, 2005

Rockford Corporation
(Exact name of registrant as specified in its charter)

Arizona	000-30138	86-0394353
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
600 South Rockford Drive
Tempe, Arizona 85281
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code:
(480) 967-3565
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Sale of NHT Business and Assets
     On October 18, 2005, we signed a definitive agreement to sell the assets of our NHT home and professional audio business to NHT, Inc., a newly formed affiliate of Vinci Labs, Niwot, Colorado. The transaction closed on October 18, 2005.
     In connection with the transaction we have received total proceeds of $2.4 million, including $2.16 million at closing and $240,000 placed in an escrow account. The amount placed in the escrow account will be used to pay any claims of Vinci relating to the representations and warranties made in the Asset Purchase Agreement. If there are no claims, the escrow amount will be released to us in one year.
     The proceeds from the NHT sale, net of our costs and fees, will be used to pay down debt. Rockford expects to take a one-time, non-cash charge of approximately $1.0 million in its third quarter 2005 results due to the transaction and to Rockford’s exit from its remaining home and professional audio business.
     Rockford acquired NHT in December 2002. Rockford engaged the investment banking firm Morgan Joseph & Co. Inc., in January 2005 to explore strategic alternatives for NHT and the firm handled details of this transaction.
Transfer of North American Rights to the MB Quart Brand
     In an unrelated transaction, we have agreed to assign our North American rights in the MB Quart brand to Maxxsonics, a Lake Zurich, Illinois-based car audio company. Rockford will make this transfer at the request of the trustee for MB Quart GmbH. The transaction is expected to close simultaneously with a transaction in which Maxxsonics will acquire the assets of MB Quart GmbH from the trustee. The transaction is scheduled to close by October 31, 2005, and the closing remains subject to certain conditions.
     When the transaction closes, we expect to receive approximately $850,000. We expect the proceeds from the assignment of the brand will represent a gain for Rockford in the third quarter of 2005 because Rockford established reserves against substantially all intangible assets of MB Quart after it placed MB Quart GmbH into receivership in the third quarter of 2004. This gain may be partially offset as Rockford closes out its remaining domestic MB Quart inventory. We cannot estimate the amount of the offset at this time because it will depend on the sale price for the inventory.
Item 7.01. Regulation FD Disclosure.
     On October 19, 2005, Rockford issued a news release regarding the sale of the NHT business and the transfer of the MB Quart brand. A copy of the news release is furnished herewith as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c)	The following exhibit is furnished herewith:
99.1	News release of Rockford dated October 19, 2005, “Rockford Corporation Sells NHT Assets and Assigns MB Quart North American Brand Rights.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: October 19, 2005

ROCKFORD CORPORATION
By:	/s/ W. Gary Suttle
W. Gary Suttle
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit
Number	Description
99.1	News release of Rockford dated October 19, 2005, “Rockford Corporation Sells NHT Assets and Assigns MB Quart North American Brand Rights.”